Exhibit A-6
(Unaudited)

Birdsall, Inc.
Consolidating Statement of Retained Earnings
For The Year Ended December 31, 2002
(Millions)

		Tropical
		Shipping &	Birdsall	Seven	Tropic
	Birdsall,	Construction	Shipping,	Seas	Equipment
	Inc.	Company, Ltd.	S.A.	Inc.	Leasing

Balance at beginning of year	$25.9	$129.9	$9.9	$4.1	$3.1
Net income (loss)	18.4	17.3	1.0	2.9	2.7
Dividends on common stock	(20.0)	(17.3)	(2.5)	(2.1)	—
Rounding	—	—	—	—	—

Balance at end of year	$24.3	$129.9	$8.4	$4.9	$5.8

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Tropical
	Shipping		Adjustments
	International,	Other	and
	Ltd.	Subsidiaries	Eliminations	Consolidated

Balance at beginning of year	$4.6	$4.5	$(7.6)	$174.4
Net income (loss)	6.1	4.9	(34.1)	19.2
Dividends on common stock	(6.0)	(3.5)	31.4	(20.0)
Rounding	—	(0.2)	0.2	—

Balance at end of year	$4.7	$5.7	$(10.1)	$173.6

Note:	Subsidiaries combined under “Other Subsidiaries” in Exhibits A-4 through A-9 aggregate less than 2% of Nicor Inc. consolidated assets or consolidated revenue.